                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )1


                          Ctrip.com International, Ltd.
                          -----------------------------
                                (Name of Issuer)

                                 Ordinary Shares
                                 ---------------
                         (Title of Class of Securities)

                                    22943F100
                                    ---------
                                 (CUSIP Number)

                                 Not applicable
                                 --------------
              Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22943F100                   13G                     Page 2 of 16 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investment, Inc.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            1,149,862 ordinary shares ("Ordinary Shares"), held in
 OWNED BY               the form of 574,931 American Depository Shares ("ADSs"),
   EACH                 each representing two Ordinary Shares.  Each of
 REPORTING              International Data Group, Inc. and Patrick J. McGovern
PERSON WITH             may also be deemed to have sole voting power with
                        respect to the above shares.
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        1,149,862 Ordinary Shares, held in the form of 574,931
                        ADSs, each representing two Ordinary Shares. Each of
                        International Data Group, Inc. and Patrick J. McGovern
                        may also be deemed to have sole dispositive power with
                        respect to the above shares
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 22943F100                   13G                     Page 3 of 16 Pages



--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,149,862 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.8%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                   13G                     Page 4 of 16 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              International Data Group, Inc.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            1,149,862 Ordinary Shares, held in the form of 574,931
 OWNED BY               ADSs, each representing two Ordinary Shares.  Each of
   EACH                 IDG Technology Venture Investment, Inc. and Patrick J.
 REPORTING              McGovern may also be deemed to have sole voting power
PERSON WITH             with respect to the above shares.
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        1,149,862 Ordinary Shares held in the form of 574,931
                        ADSs, each representing two Ordinary Shares. Each of IDG
                        Technology Venture Investment, Inc. and Patrick J.
                        McGovern may also be deemed to have sole dispositive
                        power with respect to the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 22943F100                   13G                     Page 5 of 16 Pages

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,149,862 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.8%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                   13G                     Page 6 of 16 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investments, LP
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            458,712 Ordinary Shares, held in the form of 229,356
 OWNED BY               ADSs, each representing two Ordinary Shares. Each of IDG
   EACH                 Technology Venture Investments, LLC, Quan Zhou and
 REPORTING              Patrick J. McGovern may also be  deemed to have sole
PERSON WITH             voting power with respect to the above shares.
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        458,712 Ordinary Shares, held in the form of 229,356
                        ADSs, each representing two Ordinary Shares. Each of IDG
                        Technology Venture Investments, LLC, Quan Zhou and
                        Patrick J. McGovern may also be deemed to have sole
                        dispositive power with respect to the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 22943F100                   13G                     Page 7 of 16 Pages

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              458,712 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.5%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              PN
--------------------------------------------------------------------------------

CUSIP No. 22943F100                   13G                     Page 8 of 16 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investments, LLC

--------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]

--------------------------------------------------------------------------------

     3        SEC USE ONLY

--------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

--------------------------------------------------------------------------------

 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            458,712 Ordinary Shares, held in the form of 229,356
 OWNED BY               ADSs, each representing two Ordinary Shares. Each of
   EACH                 Quan Zhou and Patrick J. McGovern may also be deemed to
 REPORTING              have sole voting power with respect to the above shares.
PERSON WITH
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        458,712 Ordinary Shares, held in the form of 229,356
                        ADSs, each representing two Ordinary Shares. Each of
                        Quan Zhou and Patrick J. McGovern may also be deemed to
                        have sole dispositive power with respect to the above
                        shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 22943F100                   13G                     Page 9 of 16 Pages

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.5%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                   13G                    Page 10 of 16 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Patrick J. McGovern
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
--------------------------------------------------------------------------------
 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            1,608,574 Ordinary Shares, held in the form of 804,287
 OWNED BY               ADSs, each representing two Ordinary Shares. Each of IDG
   EACH                 Technology Venture Investment, Inc. and International
 REPORTING              Data Group, Inc. may also be deemed to have sole voting
PERSON WITH             power with respect to 1,149,862 of the above shares, and
                        each of IDG Technology Venture Investments, LP, IDG
                        Technology Venture Investments, LLC and Quan Zhou may
                        also be deemed to have sole voting power with respect to
                        458,712 of the above shares.
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        1,608,574 Ordinary Shares, held in the form of 804,287
                        ADSs, each representing two Ordinary Shares. Each of IDG
                        Technology Venture Investment, Inc. and International
                        Data Group, Inc. may also be deemed to have sole
                        dispositive power with respect to 1,149,862 of the above
                        shares, and each of IDG Technology Venture Investments,
                        LP, IDG Technology Venture Investments, LLC and Quan
                        Zhou may be deemed to have sole dispositive power with
                        respect to 458,712 of the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 22943F100                   13G                    Page 11 of 16 Pages

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,608,574 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.3%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                   13G                    Page 12 of 16 Pages

ITEM 1(a). NAME OF ISSUER:

      Ctrip.com International, Ltd.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      3F, Building 63-64
      No. 421 Hong Cao Road
      Shanghai 200233, People's Republic of China

ITEM 2(a). NAME OF PERSONS FILING:

      1.  IDG Technology Venture Investment, Inc.
      2.  IDG Technology Venture Investments, LP
      3.  IDG Technology Venture Management, LLC
      4.  International Data Group, Inc.
      5.  Quan Zhou
      6.  Patrick J. McGovern


      The above persons have agreed that this Statement may be filed by IDG Technology Venture Investment, Inc. ("IDG Ventures") on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Statement.

      IDG Ventures is a wholly-owned subsidiary of International Data Group, Inc. ("IDG"). A majority of the capital stock of IDG is owned beneficially by Patrick J. McGovern, the founder and Chairman of the Board of IDG.

      IDG Technology Venture Investments, LP ("IDG Ventures LP") is a limited partnership organized under the laws of the State of Delaware. The general partner of IDG Ventures LP is IDG Technology Venture Investments, LLC, a limited liability company organized under the laws of the State of Delaware ("IDG Ventures LLC"). The managing members of IDG Ventures LLC are Patrick J. McGovern and Quan Zhou.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For all reporting persons other than Mr. Zhou:

               One Exeter Plaza
               Boston, MA 02109

            For Mr. Zhou:

               Room 616, Tower A
               COFCO Plaza
               8 Jianguomennei Dajie
               Beijing 100005, People's Republic of China

CUSIP No. 22943F100                   13G                    Page 13 of 16 Pages

ITEM 2(c). CITIZENSHIP:

      Mr. McGovern and Mr. Zhou are each United States citizens. The jurisdiction of organization of the other reporting persons is as follows: IDG:
Massachusetts; IDG Ventures: Massachusetts; IDG Ventures LP: Delaware; and IDG Ventures LLC; Delaware.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Ordinary Shares

ITEM 2(e). CUSIP NUMBER:

      22943F100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ] Broker or dealer registered under Section 15 of the Act;

      (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

      (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

      (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

      (g)  [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

      (h)  [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4. OWNERSHIP. (See Note A)

      The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference. For all reporting persons, number of shares beneficially owned includes Ordinary Shares represented by ADSs beneficially owned by the reporting person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      N/A

CUSIP No. 22943F100                   13G                    Page 14 of 16 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      N/A

ITEM 10. CERTIFICATION.

      N/A

CUSIP No. 22943F100                   13G                    Page 15 of 16 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.

Date:   February 10, 2004


IDG TECHNOLOGY VENTURE INVESTMENT, INC.


By:  /s/ Edward B. Bloom
   ---------------------------------------
     Edward B. Bloom
     Vice President

CUSIP No. 22943F100                   13G                    Page 16 of 16 Pages


                                    AGREEMENT

      Each of the undersigned hereby agrees that the Statement on Schedule 13G to which this Agreement is attached may be filed by IDG Technology Venture Investment, Inc., a Massachusetts corporation, on behalf of itself and each of IDG Technology Venture Investments, LP, a Delaware limited partnership; International Data Group, Inc., a Massachusetts corporation; IDG Technology Venture Investments, LLC, a Delaware limited liability company; Quan Zhou and Patrick J. McGovern.

Dated: February 10, 2004


IDG TECHNOLOGY VENTURE INVESTMENT, INC.

By:  /s/ Edward B. Bloom
   ---------------------------------------
     Edward B. Bloom
     Vice President


IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:  IDG TECHNOLOGY VENTURE INVESTMENTS, LLC
     Its General Partner

     By:  /s/ Patrick J. McGovern
        ----------------------------------
          Patrick J. McGovern
          Managing Member


IDG TECHNOLOGY VENTURE INVESTMENTS, LLC

     By:  /s/ Patrick J. McGovern
        ----------------------------------
          Patrick J. McGovern
          Managing Member


INTERNATIONAL DATA GROUP, INC.

By:  /s/ Edward B. Bloom
   ---------------------------------------
     Edward B. Bloom
     Vice President


/s/ Patrick J. McGovern
------------------------------------------
Patrick J. McGovern


/s/ Quan Zhou
------------------------------------------
Quan Zhou